FIRST NATIONAL BANKSHARES OF FLORIDA
                            April 15, 2004 @ 11 a.m.
                             Moderator: Gary L. Tice

Operator: (Conference call title and forward-looking statements to be given by operator before introductions.)

Tice: Good morning everyone and thank you for joining us on our conference call. We are pleased to have this opportunity to discuss our first quarter performance and to provide further guidance on our strategic objectives.

For the first three months following our recent spin-off, I am pleased to report that our company is off to a strong start. Our senior leadership team couldn't be prouder of the results that we have achieved in the past 90 days.

Let me begin by introducing the members of our Corporate
Council who are with us today and who will be making some brief comments during this conference call:

        Kevin Hale, President and Chief Operating Officer;

        Garrett Richter, Executive Vice President and
        Secretary for First National Bankshares, and President and CEO of First National Bank of Florida;


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        and Bob Reichert, Senior Vice President and Chief
        Financial Officer.

We will all be available to address any questions you may have once we have finished with our formal remarks.

Now, getting beyond the formalities, let me share with you my excitement regarding our first quarter performance on all fronts. As you are probably aware, First National Bankshares was previously the growth engine of a very successful company. At the beginning of the year, we embarked on our own journey to continue those strategic growth initiatives focusing solely on the vibrant Florida marketplace.

I am proud to report that our efforts in the first quarter of 2004 have met with success, exhibiting solid growth characteristics. As outlined in our January conference call and in our recent presentation at the Raymond James' Institutional Investor Conference, our growth plan is comprised of three strategic initiatives:

         Organic growth represented by balance sheet expansion;

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         De novo branching to expand into additional growth
         markets within our existing footprint;
         And strategic acquisitions to expand our franchise into other robust market areas throughout Florida.

And quite frankly, we set out to do this without negatively impacting profitability, while maintaining our superior asset quality and customer service.

I will provide you with an overview of each of these facets from a high level and my colleagues will address the supporting details.

In the first quarter, net income totaled $10.3 million, up 19% over the same period a year ago. On a per share basis, net income was 22 cents, up 16% over a year ago. The first quarter 2003 results included approximately $1.0 million, or 1 cent per share, in pre-tax merger-related expenses.

These results hit our top of the range forecast for the period and beat the average of the analysts' expectations.

Bob Reichert will expand on these results and other performance measures in just a few minutes. However, and not intending to steal any of his thunder, let me share with you

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that in addition to solid income performance, our balance
sheet grew incrementally year over year.

The Bank posted compound annual growth in average loans of 20% on a sequential quarter basis and 17% in average deposits. These results exceeded our first quarter organic growth expectations.

Continuing with the growth theme, in March we announced plans to establish another full-service financial center in our Naples market, this one in the heart of an exclusive and historical shopping district. This is an extremely attractive market that has been under served by the banking community.
The average annual household income in this section of Naples exceeds $235,000 - it is one of the wealthiest areas in the United States. This office will open in October providing customers with wealth management, insurance, and traditional banking products and services.

This new facility is in addition to the three de novo branches that we have commented on in previous conference calls.
These other branches will open in Fort Myers, Port Charlotte, and in another Naples location.

Consistent with our growth strategies, three weeks ago we announced the acquisition of Southern Community Bancorp, headquartered in Orlando. This well-run bank holding

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company will add more than $1 billion to our assets. In
addition, our financial services franchise will grow larger with the addition of their 18 banking offices throughout South and Central Florida.

This affiliation, which will be accretive to earnings in 2005, is expected to close this Labor Day weekend, following normal regulatory and shareholder approvals.

As you can appreciate, the first quarter was busy and exciting on the growth front. But the energy doesn't stop there. We were also pleased to welcome Lee Roy Selmon to our Board of Directors. Lee Roy is an outstanding Tampa businessman, having had a successful career in professional football and banking in the state of Florida. Currently, he serves on the Board of Directors of Outback Steakhouse and heads the Foundation Partnership for Athletics at the University of South Florida.

Lee Roy will be a tremendous asset to our organization not only from a leadership standpoint, but also as a business contact in the dynamic Tampa Bay market.

And finally, members of our Board of Directors along with senior management rang the opening bell at the New York
Stock Exchange on February 20th, celebrating our listing on

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the Exchange. We are proud and excited to be part of an
organization that is home to some of the best managed and most recognized companies in the world.

That concludes my opening remarks. Bob would you provide some detail on our financial results for the quarter?

Reichert: Thank you Gary. For the three months ended
March 31, 2004, net income was $10.3 million, or $0.22 per diluted share. This compares with $8.7 million, or $0.19 per diluted share, for the same period last year.

As Gary mentioned earlier, the first quarter 2003 results also included pre-tax merger-related expenses of approximately $1 million, or $0.01 per diluted share. These charges were associated with the acquisition of Charter Banking
Corporation in Tampa.

The return on assets for the quarter was 1.1% and the return on equity was 11.2%. The return on equity is heavily influenced by the level of capital required to be assigned to intangibles for regulatory purposes. For the first quarter, the cash basis return on equity was 22.6% and the cash basis return on assets was 1.2%.


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Operating revenue for the quarter totaled $49.7 million, which is a 14 % increase over the same period last year.

This improvement was fueled by an increase in net interest income, which on a tax equivalent basis grew $4.4 million, or 15% over last year's results. Earning assets grew 11%, contributing to this increase as well as a lower cost of funds as maturing higher cost deposits were replaced by lower rate deposits. In fact, our cost of funds decreased from 1.9% in the first quarter of 2003 to 1.5% during the first quarter of 2004. We are particularly excited about the 15% compound annual growth rate in earning assets on a linked quarter basis.

The net interest margin was 4.00% for the quarter, which is down slightly from 4.11% the previous quarter. The decline in the net interest margin was attributable to the additional borrowings incurred due to the spin-off; a concentrated focus on extending maturities on time deposits; and stronger than anticipated growth in adjustable and variable priced loans. Although our margin decreased, we believe the continued repositioning of our balance sheet is prudent in light of rising rate concerns.

Non-interest income for the first quarter was $16.7 million, an increase of 11% over the prior year. This level of fee income represents 34% of total revenues, which is remarkable when compared to our peers. Roger Bouchard Insurance and First

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National Wealth Management Company contributed greatly to
this outstanding performance.

Non-interest expense totaled $32.5 million in the past three months, compared to $28.2 million for the same period a year ago.

Approximately $2.3 million of this year's increase in operating expenses is due to the acquisitions of Charter
Banking Corporation, which closed on March 31st, 2003, and
Lupfer-Frakes Insurance, which closed on July 1st, 2003.

Our efficiency ratio for the first quarter was 65.5%, which is better than our first quarter plan. The efficiency ratio is higher than last year's same period because of the expenses associated with Charter Banking Corporation and Lupfer-
Frakes, which were not included in the 2003 numbers.
Adjusted for those acquisitions, the first quarter 2003 efficiency ratio was 64.5%.

Asset quality remained strong for the period. Non-performing assets were 12 basis points of total assets, versus 15 basis points on a linked quarter basis and 17 basis points a year ago. Net charge-offs totaled $363,000 during the quarter, compared to $1.1 million during the first quarter of 2003. Annualized net charge-offs were 6 basis points of average

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loans, versus 14 basis points last quarter and 21 basis points a year ago.

The allowance for loan losses was $29.1 million for the quarter. The provision for loan losses totaled $1.4 million, exceeding net charge-offs by $1.0 million and adding to an allowance that currently stands at 1.14% of total loans and almost 700% non-performing loans. These credit quality performance levels far exceed the latest comparable ratios of our peers.

With renewed and growing talk of rising interest rates, I would like to share some additional information with you.

Our one-year ratio of rate sensitive assets to rate sensitive liabilities is currently 1.4 times. This measure indicates that we are asset sensitive and a rise in market rates of interest should increase our net interest income. In fact, our internal modeling indicates that a 100 basis point increase in rates would increase our net interest income by 2.3%, or $2.8 million.

Let me now address the investment portfolio. At March 31, 2004, our investment portfolio totaled $885 million, or 25% of earning assets, compared to $907 million, or 29% of earning assets at March 31, 2003. We do not anticipate additional significant growth in our investment portfolio

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through the end of 2004 and are targeting the portfolio to
represent slightly below 25% of earning assets by year-end.
These targets exclude the impact of Southern Community
Bancorp, which will further reduce the percentage of investments to earning assets to approximately 22%.

At March 31, 2004, a 100 basis point immediate increase to interest rates would reduce the value of our investment portfolio by 4.4%, compared to 4.7% at December 31, 2003.

And finally, I would like to address tangible capital. At March 31, 2004, our tangible capital to total assets was 5.1%, which is consistent with our internal plans as well as the level at December 31, 2003. Should we experience a 100 basis point increase in interest rates, our tangible capital would decrease to 4.9% by year end as a result of the decline in the market value of our securities portfolio.

It should be noted that our tangible capital will not deteriorate after our affiliation with Southern Community Bancorp.

I will now turn the call over to Kevin, who will expand on our non-banking sources of revenue and non-interest expenses.

HALE: Thanks Bob and good morning everyone. We had a solid contribution in the quarter from our non-banking

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affiliates Roger Bouchard Insurance and First National
Wealth Management Company.

First, our revenues from insurance commissions totaled $7.7 million in the first quarter of 2004, which is up 26% from $6.1 million for the same period last year. Contingent fee income has a cyclical impact on first quarter results and represented $742,000 of the insurance revenues. This amount represents an increase of $104,000 over last year's performance. This fee income source will not be replicated in future quarters this year.

A majority of this commission growth was influenced by the addition of the insurance agency we purchased in Orlando last July. Organic growth of commission revenue in the Bouchard Agency was 2%. However, the book of business or the annualized projected commission revenues from the Bouchard Agency grew 10.5% year over year.

Insurance carriers continue to adjust the timing of commission payments and incentive programs, making the book of business measurement, in our opinion, the best way to measure organic growth in the agency.

In the Wealth Management line of business, fees from trust, annuities and mutual fund sales totaled $1.9 million in the quarter, up 30% from $1.5 million in the same period last year

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and up 20%  on a sequential quarter basis.
Looking forward to the remainder of the year, we believe these figures will continue to grow as the economy improves and individual investors regain confidence in the financial markets. As in the case of insurance, referrals from other segments of our company are a key ingredient in achieving our forecasted results. We energize this process with an effective incentive bonus program and highly motivated, targeted sales campaigns.

The Southern Community acquisition will increase the prospects for fee income growth beyond my previous comments. While we did not forecast any increase in non-interest income in our acquisition metrics for the expanded market areas, we are focused on increasing revenues from insurance and wealth management as a result of this merger.

Although the merger will not close until the third quarter, we are already planning to license and train Southern Community employees so that, at the time of the merger, they will be prepared to sell products, make referrals, and participate in our sales-based incentive compensation programs. Our new market area will provide tremendous opportunities to expand our unique brand of superior financial services. It should be noted that Southern Community's fee income currently represents only about 5-6% of total revenues, compared to our level of 34%.

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As you may recall, we projected net expense reductions of
$4.2 million associated with the Florida operation following the spin-off. I am happy to report that we have achieved our original goal. These reductions were fully implemented by January 1st, and will flow to the bottom line throughout the coming months.

In addition, as part of the Southern Community acquisition, we are forecasting $2.7 million of net expense reduction beginning in 2005.

At this time, I will turn the presentation over to Garrett, who will address our expanding banking operations.

RICHTER: Thank you Kevin. What a quarter for growth!
Our loan growth during the quarter surpassed our expectations and reflected a compound annual growth rate of 20% on a linked quarter basis. This expansion was principally driven by commercial real estate loans, which were up $89 million, or 7%, and residential lending, which increased $42 million, or 5%. Additionally, home equity loans grew by $13 million, or 9%.

Yields on these loans are at market rates, with the majority of the commercial loans being shorter maturities or variable rates.

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During the quarter, we also originated $191 million in
residential mortgages.

As we have noted in past discussions, the majority of the fixed-rate residential loans are sold in the secondary market. These sales result in gains that contribute to our fee income. This quarter, more than $1 million in gains were recognized on the sale of mortgage loans.

As long as rates remain at these historically low levels and the population growth of Florida continues, we will continue to focus on generating gains on the sale of fixed-rate mortgage products.

Deposits also exhibited tremendous growth in the first quarter, reflecting a compound annual growth rate of 17% on a linked quarter basis. As Bob mentioned earlier, we focused our efforts on extending time deposit maturities throughout the quarter. By taking advantage of the low rate environment, we increased time deposits by $105 million, or 11%. During the quarter, the majority of this increase in time deposits are of maturities of 20 months and only increased the cost of funds by 2 basis points.

Now, let me tell you why our affiliation with Southern
Community Bancorp will be a great addition to our company.

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Chief Executive Officer Charlie Brinkley and his team have
developed an outstanding organization that also has a growth driven strategy. Currently, with 18 branches, the company has grown to more than $1 billion in assets in a five-year period. The average compound annual growth in loans and deposits exceeds 40%. And let me point out that neither Southern Community nor First National has any brokered deposits on their balance sheet.

This acquisition expands our presence significantly in the Orlando market and extends our footprint to the East Coast in the areas around Daytona Beach, Palm Beach and Boca
Raton. Once the merger is completed, all Southern
Community branches will become part of First National Bank of Florida. First National will then have 75 full-service financial centers with more than $5 billion in assets and more than $4 billion in deposits.

First National Bank will be the largest independent commercial bank headquartered in the state of Florida.

And now some icing on the cake! As much as we are a proponent of asset quality, customer service never takes a back seat. Gary noted earlier that we will not compromise customer service. We drive this home by preaching and living the Golden Rule, plus Imagination - treat people the way you want to be treated and use your imagination.

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To get to my point, last month First National Bank of Florida was voted the "Best Bank" and the "Best in Service" of all businesses in an annual readership poll by the Naples Daily News. Let me be quick to add that this is the second year in a row that the local community has awarded the Bank these prestigious honors.

Additionally, we earned recognition as the "Best Mortgage
Company" and achieved Star Recognition for the "Best
Financial Planning Company."

While we may have won these awards in Naples, I must emphasize that we deliver the same superior customer service, the same first-class financial products, and the same golden rule attitude at all of our locations throughout the state of Florida.

Gary, I believe you have some closing remarks?

Tice: I do Garrett, thanks. We are very pleased with all of our accomplishments during the first quarter and remain confident about our goals for the remainder of the year.

In fact, for the second quarter of 2004, we are projecting

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diluted earnings per share to be in a range of 22 to 24 cents, consistent with our earlier guidance. We are revising our forecast to reflect a 2 cent per share impact from the Southern Community acquisition in the third and fourth quarters of this year. For the year 2004, earnings per diluted share will be in a range of 91 to 95 cents. This compares to 84 cents per diluted share in 2003, which has been adjusted for the increase in diluted shares resulting from the spin-off.

This forecast confirms the initial impact of the acquisition as stated in our conference call on March 22nd. Further, we continue to be confident that the transaction will be accretive to earnings in 2005 by approximately 1% on a GAAP and cash basis. This leads me to advise you that our modeling indicates 2005 diluted earnings per share would be in the range of $1.03 to $1.07.

The Southern Community acquisition continues our vision to expand our franchise in the high-growth areas throughout
Florida. In connection with this acquisition, we issued $25 million of trust preferred securities during the first quarter of 2004. The proceeds will be used to purchase approximately
1.1 million shares of our common stock.

It has truly been an exciting and rewarding quarter. As shareholders, you should be pleased with the performance of our team. I know I am very proud to be associated with

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dedicated employees who deliver every day!

I would also like to take this opportunity to remind you of our Annual Shareholders Meeting, which will take place Monday, April 19th at 4 p.m., here in Naples, Florida.

That concludes our presentation. At this time, I will turn the presentation over to the operator and ask if he would poll the listeners for any questions.

Tice: Once again, I would like to thank everyone for participating in today's conference call, and remind you that this call will be available for replay through April 22nd. For those who are interested, a transcript of the presentation will also be available on our web site.

Best regards and have a great day.


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